Exhibit 99.1


                  FOILMARK, INC. AND HOLOPAK TECHNOLOGIES, INC.
                                 ANNOUNCE MERGER

     NEWBURYPORT, MA. and EAST BRUNSWICK, N.J., Nov. 18, 1998/PRNewswire/-- Foilmark, Inc., a manufacturer of hot stamping foils, holographic films and image transfer systems (Nasdaq National Market System: FLMK), and HoloPak Technologies, Inc. (Nasdaq National Market System: HOLO), a specialty manufacturer of holographic images, hot-stamping foils and metallized paper, today jointly announced that they have entered into a merger agreement pursuant to which HoloPak would merge with Foilmark. Following the merger, current HoloPak stockholders will own approximately 47% of Foilmark. Certain officers of HoloPak will assume strategic roles at Foilmark. In addition, the newly comprised ten member Board of Foilmark will consist of five HoloPak directors and five Foilmark directors. The Chairman of the Board of Foilmark will be Robert J. Simon. Frank J. Olsen, Jr. will be the President and Chief Executive Officer of Foilmark.

     Under the terms of the merger agreement, each share of HoloPak common stock outstanding on the effective date of the proposed merger will be converted into the right to receive 1.11 shares of Foilmark common stock plus $1.42 per share in cash. The merger will be accounted as a purchase transaction.

     Commenting on the merger announcement, Foilmark Chairman and CEO, Frank J. Olsen, Jr. stated, "Foilmark is very pleased to be entering into this merger with HoloPak. We believe that the combination will result in a stronger, more competitive company capable of further enhancing the manufacturing, technical, and marketing strengths of both businesses. The new company will have one of the broadest hot stamp foil product lines in the world and will be able to offer a wide range of holographic products for the security, packaging and graphic industries. I look forward to working with the HoloPak personnel to build the new Foilmark into an industry leader."

     Robert J. Simon, Chairman of HoloPak, commented, "We believe that this is a good strategic move for both companies. The increased financial resources and synergistic efficiencies resulting from the merger will create a much stronger enterprise able to compete more effectively. Stockholders, customers and employees alike will benefit from the more competitive market position that our combination provides."

     Consummation of the merger is subject to several conditions, including, without limitation, approval by the stockholders of HoloPak and Foilmark. Certain shareholders and directors of both companies have agreed to vote shares under their control in favor of this transaction. This represents approximately 35% of the Foilmark and 45% of the HoloPak shares outstanding. Foilmark and HoloPak believe the transaction will close in the first quarter of 1999.

     HoloPak Technologies is a leading manufacturer of holographic images, hot-stamp foils, diffractive films, and metallized paper used to decorate or label a wide variety of products, including packaging and promotional materials, greeting cards, paperback book covers, cosmetics, appliances, and sporting goods. Three-dimensional holograms are also used in security/anti-counterfeiting applications. HoloPak has operations in the United States and in Canada.


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     Foilmark  develops,  manufactures and distributes  globally value added hot stamping foils and holographic films, used by the graphic arts, plastics and packaging industries, to decorate or enhance products and their packaging. It also produces image transfer equipment and printing supplies.

     Certain statements in this news release are forward-looking statements. Foilmark's ability to attain a more competitive market position is subject to various risks and uncertainties that could cause actual results to differ materially.

CONTACTS:

Foilmark, Inc.
Frank J. Olsen, Jr., Chairman, CEO and President
(978) 462-7300

Philip Leibel, CFO
(978) 465-0618

HoloPak Technologies, Inc.
James L. Rooney, CEO
(732) 238-2883

Arthur Karmel, CFO
(732) 238-1800



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